As filed with the Securities and Exchange Commission on February 26, 2024
Registration No. 333-264545
Registration No. 333-274191

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM F-3
REGISTRATION STATEMENT NO. 333-264545
REGISTRATION STATEMENT NO. 333-274191
UNDER
THE SECURITIES ACT OF 1933

GRACELL BIOTECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of registrant’s name into English)
Cayman Islands (State or other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

Building 12, Block B, Phase II
Biobay Industrial Park
218 Sangtian St.
Suzhou Industrial Park, 215123
People’s Republic of China
+86-512-6262-6701
(Address and telephone number of registrant’s principal executive offices)

CT Corporation System
28 Liberty Street
New York, NY 10005
+1 212-894-8490
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY STATEMENT — DEREGISTRATION OF SECURITIES
Gracell Biotechnologies Inc. (the “Registrant”) is filing this post-effective amendment (this “Post-Effective Amendment”) to the following registration statements on Form F-3 (collectively, the “Registration Statements”) to deregister all unsold securities originally registered by the Registrant pursuant to the Registration Statements:
•
Registration Statement No. 333-264545 filed with the Securities and Exchange Commission (the “Commission”) on April 28, 2022; as amended by that certain Amendment No. 1 to the Registration Statement on Form F-3, filed with the Commission on May 19, 2022, and that certain Amendment No. 2 to the Registration Statement on Form F-3, filed with the Commission on June 17, 2022.

•
Registration Statement No. 333-274191 filed with the Commission on August 24, 2023, as amended by that certain Amendment No. 1 to the Registration Statement on Form F-3, filed with the Commission on September 12, 2023.

On December 23, 2023, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AstraZeneca Treasury Limited, a private limited company incorporated under the laws of England and Wales (“Parent”), and Grey Wolf Merger Sub, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”).
On February 22, 2024 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant surviving the Merger and becoming a direct, wholly-owned subsidiary of Parent. Upon completion of the Merger, the Registrant became a privately-held company.
As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statements that remained unsold as of the Effective Time.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Suzhou, China, on February 26, 2024.
Gracell Biotechnologies Inc.
By:
/s/ David E. White

Name: David E. White
Title: Director
No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.